Exhibit 4.4
DESCRIPTION OF CAPITAL STOCK

As of December 31, 2021, Terex Corporation had one class of securities, our common stock, par value $0.01 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of our capital stock summarizes material terms and provisions that apply to our capital stock, based upon our restated certificate of incorporation, as amended (the “Charter”) and our amended and restated bylaws (the “Bylaws”) currently in effect under Delaware law, which are both filed as exhibits to this Annual Report on Form 10-K. This summary is subject to, and qualified in its entirety by reference to, the Charter, Bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Terex Corporation.

GENERAL

The Company is authorized to issue up to 350,000,000 shares of capital stock, consisting of: (i) 300,000,000 shares of common stock, with a par value of $0.01 per share; and (ii) 50,000,000 shares of preferred stock, with a par value of $0.01 per share.

COMMON STOCK

Voting Rights. The holders of each outstanding share of common stock are entitled to one vote, either in person or by proxy, per share of common stock held by them on all matters submitted to shareholders for a vote, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.
Dividend Rights. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of common stock have equal ratable rights to any dividends that may be declared by the board of directors out of legally available funds.
Liquidation Rights. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any outstanding shares of preferred stock.
Other Rights and Preferences. Holders of our common stock have no conversion, redemption or preemptive rights to subscribe for any of our securities.
Listing, Transfer Agent and Registrar. Our common stock is traded on the New York Stock Exchange under the symbol "TEX". The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Exhibit 4.4

PREFERRED STOCK
Our board of directors may, without further action of the stockholders, issue and determine the following for each series of preferred stock, and any applicable prospectus supplement will describe:

• the distinctive serial designation and the number of shares;
•    the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

• any voting powers of the shares;
• whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;
•    the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•    whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•    whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•    any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Charter.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.